Exhibit 99.2

Diffusion Pharmaceuticals Inc. Announces Closing of $3.5 Million Offering Priced At-the-Market

CHARLOTTESVILLE, Va. (December 13, 2019) – Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN) (“Diffusion,” the “Company,” “we,” “our” or “us”) today announced the closing of its previously announced registered direct offering, priced at-the-market, with certain institutional investors of 6,266,787 shares of the Company’s common stock, at a purchase price of $0.5585 per share and associated warrant. The Company also issued 6,266,787 unregistered warrants to the institutional investors in a concurrent private placement to purchase one share of common stock for each share of common stock purchased with an exercise price of $0.4335 per share. The gross proceeds to Diffusion, before deducting placement agent fees and other offering expenses, were approximately $3.5 million. The warrants are exercisable upon issuance and will expire five and one half years following the date of issuance.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offerings.

Diffusion currently intends to use the net proceeds from the offering to fund research and development of its lead product candidate, TSC, including clinical trial activities, and for general corporate purposes.

The shares of common stock (but not the warrants or the shares of common stock underlying the warrants) were offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-231541), which was declared effective by the Securities and Exchange Commission (SEC) on May 22, 2019. A prospectus supplement and the accompanying prospectus relating to the registered direct offering were filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering may be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue 3rd Floor, New York, New York 10022, or by calling (646) 975-6996 or by emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

The warrants and shares issuable upon exercise of the warrants offered in the concurrent private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to bring oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions.

Diffusion’s lead drug TSC was originally developed in conjunction with the Office of Naval Research, which was seeking a way to treat hemorrhagic shock caused by massive blood loss on the battlefield.

Evolutions in research have led to Diffusion’s focus today: Fueling Life by taking on some of medicine’s most intractable and difficult-to-treat diseases, including stroke and GBM brain cancer. In each of these diseases, hypoxia – oxygen deprivation of essential tissue in the body – has proved to be a significant obstacle for medical providers and is the target for TSC’s novel mechanism.

In July 2019 the Company reported favorable safety data in a 19-patient dose-escalation run-in study to its Phase 3 INTACT program, using TSC to target inoperable GBM. Further findings from the dose-escalation run-in study, released in December 2019, also showed signals of enhanced survival and patient performance. Diffusion’s on-ambulance PHAST-TSC trial for acute stroke has begun patient enrollment. In addition, preclinical data supports the potential for TSC as a treatment for other conditions where hypoxia plays a major role, such as myocardial infarction, respiratory diseases such as COPD, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease.

Further, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the use of proceeds, as well as statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: Diffusion’s ability to maintain its Nasdaq listing, the use of proceeds of the offering, market conditions, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com